Westell Technologies                                            October 22, 2003

Westell Technologies Second Quarter Fiscal Year 2004 Earnings Conference Call with host Van Cullens on October 22, 2003, at 8:30 A.M. Central Time. Confirmation #7835684.

Operator:                  Good morning ladies and gentlemen and welcome to the
                           Westell Technologies Second Quarter FY04 Earnings
                           Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. I would now like to turn the call over to Mr. Nicholas Hindman, Chief Financial Officer of Westell Technologies. Mr. Hindman, you may begin.

Nicholas Hindman:          Good morning and thank you for attending Westell
                           Technologies Second Quarter Fiscal 2004 Conference
                           Call. I am Nick Hindman, Westell's CFO. Today's earnings call is being managed and hosted by our subsidiary Conference Plus. We are, again, pleased to welcome the public to our call. Joining me today is Van Cullens, Westell's President and CEO; Bill Noll, our Chief Technology Officer; Gordon Reichard, our
                           Vice President of Marketing; Tim Reedy, President and
                           CEO of Conference Plus is joining us from the Conference Plus Headquarters in Schaumburg, Illinois.

                           After the market closed yesterday the Company reported our second quarter fiscal 2004 results. Today I would like to review our financial results and Van will offer some additional comments. We will then take your questions.


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Westell Technologies                                            October 22, 2003


                           Before I discuss our second quarter results please keep in mind that comments made during this conference call that are not based on historical fact and that contain the words "believe," "estimate," "think," "intend," "anticipate," "goal," "strive," "committed," "feel," "guidance," "likely," "indicate," or "expect" or similar expressions should be considered forward-looking statements and should be taken and understood within the context of our "Safe Harbor" statement as stated in our earnings release.

                           The Company's earnings release and related earnings information that will be discussed on this earnings call is posted on the Home page of the Company's website at www.westell.com.

                           We are very pleased to report that Westell achieved its sixth consecutive quarter of profitability. Income for the quarter was $4.9 million or $0.07 per share compared with income of $796,000 or $0.01 per share in the comparable quarter of last year. Revenue was $58.4 million for the second quarter compared to $56.2 million for the same quarter of last year. CNE or Customer Network Equipment revenue increased to $31.9 million compared to $30.1 million in the same quarter of last year. Revenue from Network Service

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Westell Technologies                                            October 22, 2003


                           Access Equipment was $15 million compared to $16.2 million in the comparable quarter of last year.

                           Gross margin for the equipment portion of our business was 30.6% compared to 29.2% in the comparable quarter of last year. The gross margin percentage declined from the June quarter due to price reductions on customer networking products and a $1.2 million payment of a customer obligation which erose during the quarter. This payment was made pursuant to a customer contract and is deemed to be a one-time expense. Our customer contracts are confidential, so we will not be able to discuss this matter in any more detail.

                           On operating expenses Westell's op ex as a percent of sales without Conference Plus are broken down as follows: Sales & Marketing - 7.8% of sales, R&D - 8.5% and GNA - 5.5% for a total Westell op ex of 21.8% of current sales. This compares to a rate of 22.4% of sales in the comparable quarter of last year.

                           Conference Plus revenue increased to $11.5 million compared to $9.9 million in the comparable quarter of last year. Revenue at Conference Plus in the quarter was down slightly from the first quarter due to there being one less business day in the second quarter.


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Westell Technologies                                            October 22, 2003

                           Conference Plus gross margins increased to 40.8% compared to 29.7% in the comparable quarter of last year. Gross margins at Conference Plus for the quarter decreased from 41.7% in the first quarter to 40.8% in the second quarter due to reductions in revenue rates per minute.

                           Some other important points of interest: Cash generated from operations in the quarter was $8.7 million. Total debt was reduced by $12.9 million during the quarter. We are not currently borrowing any money on our $30 million credit line. Inventory was reduced during the quarter by $1.3 million. Capital expenditures were $865,000 for the second quarter and appreciation expense was $1.9 million. We began the quarter with 871 employees and ended with
                           854. At the end of the quarter we had $14.7 million of goodwill and other intangible assets related to the Teltrend* acquisition. The intangible assets continue to be amortized and during the quarter we reported $364,000 of amortization expense. Day Sales Outstanding for the quarter were 36 compared to 39 in the June quarter.

                           This concludes my summary of second quarter results. Before I turn the call over to Van Cullens, I would like to state our guidance for the December quarter.


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                           We expect that revenue should be in the range of $58
                           to $59 million with an EPS of $0.07.

                           Van will now offer some remarks and then we will take your questions. Van.

Van Cullens:               Thank you Nick. Good morning everyone. I would like
                           to speak to you today about three basic areas. First, for all of our investors, especially the nearer ones
                           I would like to explain why we feel the Company is well positioned to deliver growth. Next, I will cover some specifics of our Q2 performance. Finally, I will share some general comments about the direction of the industry and our position in it. Then, we will take your questions.

                           So let me start with why I believe the Company is well positioned to grow. First, we have very good position in one of the few growth markets in telecommunications, that being DSL. Our customers, primarily telephone companies have dramatically expanded their DSL programs and we believe they are now taking market share from their cable TV competitors. Traditionally most of the larger ISPs have dispensed with offering their DSL TPE giving the telephone companies incremental business opportunity. Additional penetration of this market, expanded application and the emerging premise network


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Westell Technologies                                            October 22, 2003


                           opportunities provide plenty of headroom for this market. Our initial bet that the telephone companies will be the big winners in the DSL competition is being validated by market development.

                  Second point is that we have other contributing lines of business with Conference Plus, our conferencing subsidiary, and our legacy T1 business, our network service access area. Additionally we have Westell Limited, a small but interesting operation in the UK. These businesses compliment our DSL business more than most people appreciate and we see that linkage increasing. Conference Plus and NSA contributed significant revenues and cash flows while requiring comparatively less capital investment and senior management attention than does the DSL business. Conference Plus, in particular, has a very attractive growth potential of its own and Westell Limited has some very interesting voice over IP technology that is beginning to produce sell. These businesses are productive assets that enhance the overall capabilities and the value of Westell Technology. Lastly, as I noted earlier, we have significantly improved our cash position. We have used this improvement to dramatically reduce debt giving us flexibility to improve our competitive position and to pursue next generation product opportunity. This increase liquidity will be used for initiatives such


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Westell Technologies                                            October 22, 2003


                           as: continued evolution of our current products providing additional functionality, ease of use and even better price performance, incremental R&D and strategic partnering efforts designed to increase our market and product diversification, improvement and expansion of our marketing capabilities and increase financial flexibility to make timely capital investments or acquisitions to facilitate all of the above. We feel we now have a plan that will yield the growth we need to maintain a sustainable leadership position in our space.

                           Now a few comments on our second quarter: As the numbers show we continue to post solid results in still somewhat uncertain times. Where there continues to be much media debate on the DSL cable modem competition it seems very clear to us that demand for DSL is now accelerating more rapidly. Our customers are making significant investments to provide a superior broadband service at the lowest possible price to endusers. These customers have increased their modem purchases during this quarter as they expand their DSL programming. Unfortunately the full impact of these increases is partially offset by the continuing decline in unit prices, which we have predicted. On the positive side of this however the


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Westell Technologies                                            October 22, 2003



                           increasing volume provides additional opportunities for operational leverage. In the DSL CPE business volume is king and fortunately we have volume. During the quarter we announced the addition of an important new customer, Cincinnati Bell, where we once again dislodged an incumbent. While Cincinnati Bell does not have a scale of some of the larger carriers they do have similar requirements making this win another confirmation of Westell's superior value proposition in the DSL modem space. As I said last quarter, we are still working hard to chip away at the incumbent modem suppliers and target accounts in North America and Western Europe and we believe we are making progress in this regard. Unfortunately this progress has been slow somewhat by customer decisions to wait for the next generation AR7 product rather than make a product selection on the current AR5 based modem. We presently have AR7 products in multiple valuation trials and will be able to ship this product in volume in another month. We have to work the remaining customer issues where they exist and then attempt to bring some of these engagements to closure. This is all that we all say at this point relative to specific US customer opportunities. More broadly the broadband market in general is very dynamic and is about to become even more so. We believe we are on the cusp of interesting market transitions that will be triggered by the emergence of new applications such as WiFi and other local distribution technologies, managed services and voice over IP deployment, video based services, new


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Westell Technologies                                            October 22, 2003



                           technical standards such as ADSL2, 2+, breach extended ADSL and perhaps even the resurgence of VDSL, finally the shift from USB to ethernet that we are beginning to see in Europe and other international markets. We intend to provide our customers a more powerful lineup of modem, next generation gateways, voice over IP AIDs, supporting management platform and applications that are pointed toward these emerging market transitions. Simultaneously we are expanding, as we said we would, our international efforts. Our initial focus is in Western Europe and we will base this effort at Westell Limited in the UK. For the past five months we have been doing on the ground market analysis there and are now staffing the operation to go after identified opportunities. While the bulk of our effort will be focused there we will consider non-European opportunities on a case-by-case basis as we do have partners that surface such opportunities from time-to-time. While our initial international aspirations are relatively modest we are intrigued by the longer term potential of these markets. Overall we remain confident that along with our new product initiatives, our reputation for product superiority, technical innovation and strong customer support have worked to our advantage in winning additional customers, both domestically and internationally. As we discussed during the last two quarterly conference calls, pricing pressure across all of our business this continues to be a fact of life and we expect


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Westell Technologies                                            October 22, 2003



                           this trend will continue into the next fiscal year. Our challenge is to manage these pricing pressures through new product introduction, cost containment action and operating leverage just as we have done for the last 7 or 8 quarters. Going forward we want to secure longer term relationships with our customers wherever possible. We believe such relationships will produce more predictable volume which is vital to maintain margins in this type of business. Typically the tradeoff for the longer term relationship is some sort of price protection and that is a tradeoff we understand. To support this strategy we have launched new initiatives with our suppliers to reduce component cost and our R&D teams continue to find product innovation to help support our margin target. Obviously the best longer term solution to this problem is buttress our current position with new products and with expansion into attractive new markets. We are attempting to do both. Fortunately we have adequate capacity in our Aurora operation, which means that we can cost effectively add incremental volume as we win it. Productivity increases driven across all of our operations over the past couple of years have positioned us very well in this regard. To sight one example, we have seen a 236% productivity increase over the last two years in the area of modems produced per head count.




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Westell Technologies                                            October 22, 2003


                           Productivity and cost management are core elements of the strategic planning that we are now engaged with.

                           To summarize our DSL business, we clearly recognize the value, additional volume and product market diversification it will bring. We continue to be tightly focused on winning new customers over the near term and in parallel we are working on exciting new product and market initiatives to provide that incremental growth and diversification. While this strategy will require investment we remain confident in our ability to maintain the profitability of our CNA business.

                           Now let's look at the network service access, NSA area known to some of as TAP. We are encouraged with the recent improvement in the NSA results. We are not sure if this is a permanent improvement or a temporary period of inventory replenishment on the part of our customers. Whatever the case, competition in this space continues to be surprisingly active. While we have been winning more deals than we are losing price competition is higher than you would expect for a relatively mature market like this one. Westell is looking at selective R&D investments in the NSA space and have a couple of very interesting new productive concepts under review. We believe that



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Westell Technologies                                            October 22, 2003


                           our broader product portfolio, emphasis on product quality, responsiveness and financial stability make Westell a very good choice for those customers seeking NSA type solutions. Our objective for this area of our business remains unchanged, increase market share and the core NSA product area while optimizing our return on investment wherever we can.

                           Next let me make a few comments on Conference Plus where we continue to be pleased with the operational performance of that business. The management team there has been doing a very nice job and we hope that continues obviously. Having said that, we are making price concessions as we are doing elsewhere in order to secure longer term customer relationships. Again, while it may dampen margins over the short-term we believe that it is extremely important for this business, the more forward visibility we have the better. We also have very good relationships on the wholesale side of this business and have taken significant steps to balance our revenue profile with an expanded retail effort launched earlier this year. Our full service positioning, meaning audio, video and web services along with our back office capabilities, which include special billing and service customization capability and our overall profitability at Conference Plus distinguish us from most of our competitors. We are increasingly comfortable with the positioning of this business.



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Westell Technologies                                            October 22, 2003


                           Now let me close with some general comments about the direction of the industry and our position within it. First, while I am not about to say that the entire telecommunications industry is in recovery, I will say that certain segments within the industry are showing encouraging signs of some recovery. Beyond that I will only say that the outlook for the next two or three years almost certainly must be greater than it has been for the past two or three. And for that I think we are all grateful. We believe that DSL will remain an area of significant investment for the next several years. For the immediate, intermediate term DSL is the best weapon our customers have in the broadband battle. Our view is that the much debated transition to an all fiber network will take much longer and be much more expensive than most people expect. Additionally, trends toward wireline wireless convergence, video and gaming applications and voice over IP introductions will drive today's broadband market to new heights. We believe the DSL space will remain hot for the foreseeable future. Given this backdrop we have moved the company into position where we now have choices between strategic alternatives. We have been sorting through these alternatives for the last year and now have a roadmap that is guiding our investment decisions. We continue



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Westell Technologies                                            October 22, 2003


                           to upgrade our R&D marketing and sales and operations capabilities with new talent and additional investment. Our roadmap calls for more diversification in R&D programs as we see opportunities in all of the areas referenced in my comment including WiFi, next generation modem, gateway, integrated access devices, DSL management platforms, new service application, voice over IP and so on. We intend to augment our internal development capabilities through selected investments and outside products and technologies as well as with strategic partnership. We will not be elaborating on these activities today, but you can anticipate related announcements over the next few months. For the past couple of years we have been successful here with a very cautious and conservative operating philosophy. We intend to keep that basic orientation but we also understand that to grow this business more rapidly is going to require more risk investment. We believe that Westell has the solid foundation, desirable operating model and sound customer relationships to enable us to successfully navigate through these challenging times. The opportunities before us are quite exciting and we are going to go after them.

                           Let me now open this up for questions. As always, we must be restrained on the points of competitive and customer sensitivity. We cannot answer specific questions regarding perspective customers or on current or expected RFPs. Premature public



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Westell Technologies                                            October 22, 2003


                           speculation by Westell or analyst can result in harm to important relationships and confidences. Please keep this in mind as you formulate your questions. We are now in the Q&A period.

Operator:                  Thank you. We will now begin the question and answer
                           session. If you have a question you will need to press star/one on your touchtone phone. You will hear an acknowledgment that you have been placed in queue.
                           If your question has been answered and you wish to be removed from the queue please press the pound sign.
                           Your questions will be queued in the order that they are received. If you are using a speakerphone please pickup the handset before pressing the numbers. Once again, if there are any questions please press star/one on your touchtone phone. One moment please.
                           The first question is from Michael Perica from Brean
                           Murray. Please state your question.

Michael Perica:            Thank you. Good morning gentlemen. A couple of
                           questions. I got on a little bit late. Nick, did you disclose the 10% customers?

Nicholas Hindman:          I did not, but I will happy to do that. It is the
                           same previous quarters - Verizon, BellSouth and SBC.

Michael Perica:            Do you have their specific contributions by chance?


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Westell Technologies                                            October 22, 2003



Nicholas Hindman:          Yes we do. Verizon is 40%, BellSouth 19% and SBC 15%.

Michael Perica:            Thanks. Also, Van, could you talk about the potential
                           disruptions that may have been caused by this whole fiber to the premises talk by many of your customers and do you think that backing away from this we could see even a further acceleration of their marketing efforts on DSL? Thanks.

Van Cullens:               Yes Michael. We obviously watch the fanfare that
                           surrounded Supercom and immediately after about the JPC and those sorts of things. I have personally detected some moderation in a lot of that discussion.
                           I know a couple of the larger carriers have in fact indicated they were not going to be as aggressive as some people had expected. So yes, I would think the logical conclusion from some of that is that they will turn back to DSL and perhaps look at the newer technologies coming into the DSL space as areas that they are going to want to emphasize. We certainly hope that is the case.

Michael Perica:            Excellent. Also, if I could follow-up on the whole
                           FTTP issue. Have you have heard any further clarification on what they are going to do in the home? For example, as the fiber comes to the node on


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Westell Technologies                                            October 22, 2003



                           the outside of the home; are they going to drop DSL into the PC or a modem or are they thinking ethernet and then have to string the house with cat 5 cable; any further clarity on that issue?

Van Cullens:               I will ask Bill if he wants to comment, Bill Noll,
                           our CTO.

Bill Noll:                 Hi Michael. No, there is no other...There are lots of
                           opportunities to do all kinds of things relative to the home, ethernet, DSL have all been talked about.
                           It is still back to the question of what is affordable and what is actually going to make it happen. So lots of open discussion in that area.

Michael Perica:            Right. So really no conclusion yet?

Bill Noll:                 No.

Michael Perica:            Wonderful. Thank you gentlemen.

Operator:                  The next question is from Todd Koffman from Raymond
                           James. Please go ahead sir.



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Westell Technologies                                            October 22, 2003



Todd Koffman:              Yes, on the DSL business; can you give some magnitude
                           with regard to how much the average selling price has declined in the quarter?

Nicholas Hindman: Yes, I can Todd. In this particular quarter was a large decline because of some price concessions relative to Van's comments about extending relationships, so prices went down 9% this quarter.

Todd Koffman:              Is that 9% quarter-to-quarter?

Nicholas Hindman:          It is.

Todd                       Koffman: You talked about continuing price pressure;
                           can we expect at least for the next quarter or two that given the price concessions that maybe you will see some temporary stability or is this just this never ending quarterly reduction that is going to go on for the foreseeable future?

Van Cullens:               Well, I would like to think that it will get better
                           at some point, but if I look back of the history of the last maybe three years we have not really seen it ever plateau for very long. If we were to be successful in getting some of our agreements tied up for longer periods that might help obviously and we if we gain additional market share that will also




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Westell Technologies                                            October 22, 2003


                           help. But you always have the ever present thread of second source positions. I think that is something we could easily see. So even where you have good relationships and extended agreements you have that pressure of always someone coming in or fighting at the gateway level so that we do not see it plateauing. Do you see it perhaps moderating a bit? Hopefully we will. But that might also be a function, Todd, of how much lower our customers take their pricing as they continue to drive their enduser pricing down they tend to want to turn back to their suppliers and ask for additional support in that regard. So it is fairly dynamic. We are managing it so far reasonably well. We just kind of resigned ourselves that this is the fact of life in this business.

Todd Koffman:              On a related question, well first, would you care to
                           give the actual number of units or the actual just average selling price that you could back in a ballpark unit number?

Van Cullens:               We have typically not gotten into that level of
                           detail. I would rather not do that here actually.

Todd Koffman:              Just a follow-up related to that. If you look at your
                           guidance for the December quarter and assuming your




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Westell Technologies                                            October 22, 2003


                           NSA and Conference Plus business holds reasonably stable it would seem based on the DSL operators that their unit growth would exceed your overall December quarter revenue guidance. Is there a lot of built in conservatism on your part or am I underestimating the pricing pressure in some of these other businesses, including the DSL business?

Nicholas Hindman:          Todd, it is Nick here. I think sitting in our
                           position you have to have some level of conservatism, as Van indicated. We are early in the quarter and we do not know what unit volumes are going to be. So is there upside? Of course there is upside. We just have to look at what we think our best view, what we are relatively sure if not very sure of what our revenue is going to be. Is there upside? Yes. Do we know what that could be yet? No, because we are only 20 days into the quarter. So you make a good observation, but it is just too early to know. Hopefully your inclination is correct and we end the year with some huge numbers. But we do not know that today.

Van Cullens:               As an example, Todd, last year we had a Christmas
                           push that was effectively unannounced to us until the last minute. It occurred in the last 2 1/2weeks of December. So is that going to happen again? We do not know. We are polling our customers and pinging them as hard as we can to get insight, but a lot of these things change with very short lead time. So rather




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Westell Technologies                                            October 22, 2003


                           than put a number out there that we might get but might not get we are being maybe a little bit conservative. But we feel comfortable with the number we have that we can at least do that.

Todd Koffman:              Thank you, very helpful. Good luck.

Operator:                  The next question is from Ken Muth from Robert W
                           Baird. Please state your question.

Ken Muth:                  Hi. Just a quick follow-up on Todd's was you
                           mentioned so what about some of this business longer term to keep it, you gave some pricing concessions.
                           Do those pricing concessions lock in so you know quarterly price erosion?

Van Cullens:               Yes, we do have...Over these agreements or not
                           agreements, these relationships, these understandings that we have they generally are stepping points, break points where additional price reductions go into place. So often times to be clear, they are looking for a blended price over a set term. That might be higher at the front end and lower at the back end as we work with our suppliers to get additional cost reduction.



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Westell Technologies                                            October 22, 2003



Ken Muth:                  What would be then kind if you normalized a quarterly
                           ASP decline; is that more of a 5% type number quarterly?

Nicholas Hindman:          Ken, Nick here. It depends. Obviously we had a larger
                           increase this past quarter. But I would say that is a good rule of thumb. This year I think we talked about this fiscal year that we are in of having 25% decline. I would think you should look at that 25% to 30% decline going forward next year as well. So I think you can put it by quarter. It is not necessarily going to be the same each percentage each quarter, but those yearly numbers divided by the quarters would give you an approximation. But it does change. It is not exactly tied to quarters and from time-to-time you could have a bigger adjustment. But keep in mind that over this time our cost will be coming down as well. Operations Team and Engineering
                           Team are outstanding in terms of keeping our cost low. You have seen what we have done in the past. And just an aside, I would like to get into this in case this is the last question in this area, by hanging onto these customers and hopefully winning new ones we are building a base to be able to sell the new products and services that we mentioned in the release and hopefully that some you will ask about in this call. So there is a method to our madness here because we believe the customer base is extremely valuable. We believe we can continue to perform well




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Westell Technologies                                            October 22, 2003



                           with the existing products, but we are building a base for the future. So you need to keep in mind there is a tomorrow here and the tomorrow is just as exciting if not more exciting than today.

Ken Muth:                  Then maybe could you just kind of jump in the NSA
                           business, can you give us some explanation to what got that up for the quarter?

Van Cullens:               As I said in my comments, we have seen lift and it is
                           actually, now I have running four almost five months we have seen improvement. Understanding that the benchmark was pretty disappointing for the previous couple years it has been somewhat depressed part of our business. We have seen orders ramping upward. We are hoping that this a function of improving economic conditions and demands for these services at the telephone company level and not just to them replenishing inventories that were allowed to get pretty lean. We think that it actually may be the signs of things going better than they have been. It also may indicate that ACSL is not deploying as fast as all places as it once was predicted and so that was another factor we had anticipated might dampen this business. At the moment we are pretty pleased and in fact it has brought us back to thinking about, as I said, some investment into some new areas here.
                           We have some pretty interesting thoughts on what we can do. One of them kind of links back to DSL even. I

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Westell Technologies                                            October 22, 2003



                           am going to leave it at that because I do not want to tip off any competitor to start running down the same path. Our interest in this business has been really encouraged over the last few months.

Ken Muth:                  Finally, what Nick just touched upon, the managed
                           services. When would that possibly hit your quarterly revenues?

Van Cullens: I will let Gordon Reichard, our new VP of Marketing just talk about where we are there. I do not want to give the impression that we are gong to be generating immediate revenue from this because this is a fairly new area and we have a lot of engagements here, but he can comment on what he thinks the timelines might be.

Gordon Reichard:           Right. We are pursuing a number of different
                           opportunities with our customers for bringing value add services to our largest installed base of modems, coupled with the new modems that will be shipping going forward. In addition to op ex savings that our service provider customers can realize for using this type of system. Those engagements will take some time. We hope to have a few trials possibly launched in calendar year 2004. But we do not expect a lot of revenue being generated from this new initiative for at least some time.

Ken Muth:                  Can you just give us an example of some of the
                           matched services you are talking about?

Gordon Reichard:           It really breaks down into three different areas.
                           There are services that relate to the installation of the product and that help speed the installation.
                           There are services that relate to the management of the product and that would improve the reliability and service availability of DSL service to the customers and speed the time to repair a DSL problem.
                           And thirdly our value add information services could be things like of course managed firewall, parental control, virus protection, things like that that we see our service providers looking to provide to their end customers.

Van Cullens:               A point there, Ken, the key word there is they want
                           to provide their solution not someone else's and that is what we are trying to do is enable them to be able to deliver their branded solution versus some other service like Yahoo or whatever.

Ken Muth:                  Great. Thank you.

Operator:                  Once again, if there any additional questions please
                           press star/one on your touchtone phone. The next question is from Anton Wahlman from Neeham & Company.
                           Please state your question.

Westell Technologies                                            October 22, 2003



Anton Wahlman:             Hi. This is Anton. Can you hear me?

Van Cullens:               Yes Anton.

Nicholas Hindman:          Good morning.

Anton Wahlman:             I have a couple of questions, probably for Bill. You,
                           Van, first you mentioned the adoption
                           rate/transferring your customers over from the 5 platform to the 7 platform. Just to understand correctly, the 7 platform where you have now included the combined network processor and the AFE in the same chip?

Bill Noll:                 That is right Anton.

Anton Wahlman:             And basically what we are talking about here is a
                           usual kind of slow as molasses RBOC approval process for just about anything?

Van Cullens:               That was your words not ours.

Anton Wahlman:             With that as a caveat then. So basically you are
                           expected it is just going to happen it is going to work through whatever number of weeks and months and they will all get there.

Westell Technologies                                            October 22, 2003



Bill Noll:                 No doubt about that Anton. The ADSL2 and 2+ and then
                           two plots are key capabilities as you look at the technology rollout so that is incorporated in the AR7 as well.

Anton Wahlman:             Also, Van, you mentioned something which I did not
                           quite understand what you were trying to say. You mentioned some developments in terms of USB and Ethernet connectivity. If I understand it correctly, some of your US customers today get an ethernet only device, other customers who get both USB and ethernet. I was trying to get your point of where the market is going in that regard. Were you implying that US customers were going to go to a USB only solution or to...?

Van Cullens:               No. No, I am sorry I confused there Anton. This is in
                           Europe where the first year or two that I was here every time we looked at the international market we found it was largely USB oriented. That was not where we were positioning our product strategies. Over the last six months or so as we have done research we have gotten a lot of indication that there is now evidence of trim from USB back to more US type solutions including ethernet with gateway products and a lot of the same sort of applications we are seeing here. That is why we became more encouraged about kicking off efforts in Europe. We believe now




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



Westell Technologies                                            October 22, 2003


                           our product fit and the application set that we have and the pricing is much more competitive than it would have been say a year ago. Now we will have to test this to find out if our research is in fact valid. But that is what we are being told that they are increasingly looking at ethernet solutions versus what they have been typically using, which is USB. If that is the case this may be a good time for us to move.

Anton Wahlman:             OK, that comment was in regards to Europe. Two more
                           questions. So one, you mentioned a potential comeback of interest in VDSL. Is that any specific geographic?
                           Is that domestic or international or both? What precipitated? I have never heard you comment like that before.

Bill Noll:                 It is Bill again, Anton.

Anton Wahlman:             VDSL.

Bill Noll:                 It is VDSL and it is coming primarily from the
                           domestic market as well. We are seeing renewed interest in getting closer to the customer premise and therefore having a higher bandwidth to the customers and looking at VDSL.

Westell Technologies                                            October 22, 2003



Anton Wahlman:             And in that regard, domestically are customers
                           looking more at the DMT based solutions or the more proven sort of qualm based solutions or they are not decided about that yet?

Bill Noll:                 Not decided.

Anton Wahlman:             They are looking at both so far.

Bill Noll:                 Yes.

Anton Wahlman:             Final question on WiFi. Next year calendar 2004 do
                           you think that customers are going to be adopting integrated devices or do you think this will be very slow to develop and/or be like the two box solution?
                           How far do you think the market will go in 2004 in terms of integrating of WiFi?

Bill Noll:                 It is going to vary, Anton, so different customers
                           have different view points of how they want to do that. It is going to be very interesting. I think next year is going to be WIFI entry view for many many devices. So it is going to be very interesting times. You are going to see solutions go there.

Westell Technologies                                            October 22, 2003



Van Cullens:               We are trying to track, Anton, the Silicon guys as to
                           what their integration plans are and I think that is a gating factor to some extent. We see them talking over the second half of the calendar year.

Anton Wahlman:             So for the next two to three quarters we should not
                           be looking at any material contribution of WiFi?

Van Cullens:               Well I think we will but it will be two box. It will
                           be outboard or plug-in cards. It will not be the full integration that we expect shortly thereafter.

Anton Wahlman:             All right. Thank you very much.

Operator:                  Ted Moreau from Robert W Baird is online with a
                           question. Please go ahead sir.

Ted Moreau:                Good morning. Probably a question for either Nick or
                           Van here. Just to follow-up, Nick, you said that you would question whether this would be the last question on the subject of pricing, but what I am interested in is what is the offset to the pricing concessions? You mentioned solidifying relationships.
                           What specifically can that do? Is there a contractual relationship or a promise to look at other products?

Westell Technologies                                            October 22, 2003


                           I know you can standardize with your customers. You know, is it more just relationship or is there really a firm commitment by them contractually or what exactly are you getting for these pricing concessions?

Van Cullens:               Ted, I have to be careful. We are getting into fairly
                           sensitive customer relationships and arrangements. So
                           I would say we do not do these things if we do not think they are incremental benefits one of having a better prediction model of what kind of volumes would be generated out of that particular customer over a period of time. It also tends to free up a lot of our activities in pursuing the basic modem business and we can now engage more broadly on gateway discussions and IED discussions and the wireline and wireless convergence and a number of other things, managed services, all of which kind of get sometimes eclipse if you are into the month-to-month battle over what is the price and what are the deliveries etc.? This just tends to get that part of the business more into a programmed mode and free up people to talk about the perspective opportunities in these accounts.
                           Obviously when you have those kinds of relationships you would expect to be sitting at the table and planning discussions and that sort of thing. It is definitely worth doing, plus our operations people can now start optimizing the factory and supply chain so that we are squeezing every bit of savings that we

Westell Technologies                                            October 22, 2003



                           can get out of it by running it to a more predictable forecast.

Ted Moreau:                But there is no, and there never probably will be,
                           volume commitments necessarily as an offset to that?

Van Cullens:               I am not going to get into how binding any of these
                           are. That is our customer's private affairs.

Ted Moreau:                Fair enough.

Nick Hindman:              Let me add something. People should not underestimate
                           the value of this channel and that is part of why, this is what Van was saying. It is part of what we are doing. We want to keep these relationships with these customers, gaining new ones, of course, but this channel is extremely valuable. We have people beating a path to our door every day that want to team with us to get into this channel. So let's not discount the value not to our debt. I think everyone should not discount the value of this channel. It is very important. We want to keep the channel. We want to expand the channel and then put these additional new exciting products we talked about and others to

Westell Technologies                                            October 22, 2003


                           come and maybe products form partnerships in the future. So I think we need to keep in mind the longer term gain here.

Ted Moreau:                Right. So the impact of the pricing issue can be
                           mitigated by a more solid really foundation with the customer base.

Van Cullens:               That is the argument we make to ourselves when we sit
                           down and do these things.

Ted Moreau:                Thank you very much.

Nicholas Hindman:          Thank you Ted.

Operator:                  Once again, if there are any additional questions
                           please press star/one on your touchtone phone. Ken
                           Muth from Robert W. Baird is back online with a follow-up question, please go ahead.

Ken Muth:                  Just one other thing, with your existing customers of
                           Verizon and BellSouth, wondering if there are plans or intentions to deliver the ADSL2 and ADSL2+ to their customers?

Bill Noll:                 They are in the planning phase right now Ken and they
                           are working through both the DSALM and the CP

Westell Technologies                                            October 22, 2003


                           community. That is where we are. We are defined phases, early lab type plug test activity going on.

Ken Muth:                  Any sense of what they have to do first though; would
                           they go to the D Slam area first and upgrade that or would they do both kind of simultaneously?

Bill Noll:                 You will have to do both simultaneously. That is the
                           issue with ADSL to the box, it requires both ends of the circuit to actually get the benefit.

Ken Muth:                  And is this for the D Slam, is this just a line card
                           upgrade or?

Bill Noll:                 No it is a technology change for them as well in many
                           cases of the line card.

Van Cullens:               The line card and some common software.

Ken Muth:                  But it is not a forklift upgrade?

Bill Noll:                 No it is not a forklift upgrade from that
                           perspective.

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Westell Technologies                                            October 22, 2003



Ken Muth:                  So you would assume that they would do something
                           probably by the mid timeframe of 2004? Does that make sense?

Bill Noll:                 Those are currently plans, those are the customer's
                           plans and they are working on it. That is a fair view, but things can go wrong as you go through this phase of introduction as well.

Van Cullens:               When we look at it from our side and the timing that
                           we see on the AR7, it would suggest that that is their thinking.

Ken Muth:                  It is commercially available next month from your
                           perspective?

Van Cullens:               It is more towards the end of this quarter.

Ken Muth:                  Thank you.

Operator:                  Gentlemen, at this time we have no further questions.

Van Cullens:               Thank you everyone for joining us and your questions
                           and this call is now adjourned.

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Westell Technologies                                            October 22, 2003



Operator:                  Thank you ladies and gentlemen. That does conclude
                           today's teleconference. Thank you for participating.
                           You may now disconnect.


*Please Note:  Proper names/organizations spelling not verified.

C7835684/1133
Job #:   1771931
DT:  10/22/03



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